Exhibit 4.3
AMENDED AND RESTATED
CERTIFICATE OF TRUST
OF
PNC CAPITAL TRUST E,
A DELAWARE STATUTORY TRUST
     This Amended and Restated Certificate of Trust of PNC Capital Trust E (the “Trust”) is being duly executed and filed pursuant to the Delaware Statutory Trust Act, 12 Del. Code §3801 et seq. (the “Act”). The Trust was formed by the filing of its original Certificate of Trust effective on April 16, 1998.
     The Certificate of Trust is hereby amended and restated in its entirety pursuant to Section 3810(c)(1) of the Act to read as follows:
     1. NAME. The name of the statutory trust is PNC Capital Trust E.
     2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust having its principal place of business in the State of Delaware are:
The Bank of New York (Delaware)
White Clay Center
Route 273
Newark, DE 19711
     3. EFFECTIVE DATE. This Amended and Restated Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Trustee named below does hereby execute this Amended and Restated Certificate of Trust as of the 9 day of January, 2007.

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Delaware Trustee
By:	/s/ Kristine K. Gullo

Title	Vice President